Exhibit 99.1

E2open and Amber Road Announce Definitive Acquisition Agreement

Customers to receive unprecedented integration of E2open’s and Amber Road’s end-to-end supply chain and global trade management capabilities – delivered with the speed of the cloud.

AUSTIN, Texas and EAST RUTHERFORD, NJ— May 13, 2019 — E2open and Amber Road, Inc. (NYSE: AMBR) (“Amber Road”), today announced they have entered into a definitive agreement for the acquisition of Amber Road in an all-cash transaction valued at approximately $425 million.

Under the terms of the agreement, a subsidiary of E2open will commence a tender offer for all the outstanding shares of Amber Road common stock for $13.05 per share in cash.  The Board of Directors of Amber Road has unanimously approved the definitive agreement and recommends that Amber Road shareholders tender their shares in the tender offer.  Upon closing, Amber Road will become a privately held company.  Closing of the transaction is subject to customary closing conditions, including a majority of the outstanding shares having been tendered in the tender offer and clearance under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended.  The parties expect the transaction to close before the end of the third quarter of fiscal year 2019.

E2open is one of the premier cloud-based providers of networked supply chain solutions, featuring a complete portfolio of applications that enable the world’s most complex supply chains to better plan, collaborate, and execute their end-to-end operations. Many of the largest brands, manufacturers, and logistics operators across a range of industries - use the E2open network and platform to orchestrate their global supply chains creating significant efficiencies.

Amber Road’s cloud-based global trade management (GTM) platform helps companies across all industries to digitize their supply chain with rich solutions across sourcing, global logistics and trade compliance.  To speed cycle times and improve decisions, the platform is powered by Global Knowledge, a digital repository of global trade rules and regulations across 170 countries.   Amber Road maintains a global trade network of suppliers, product testing firms, transportation carriers, forwarders, brokers, and other customs regimes to promote collaboration and streamline end-to-end processes.  Amber Road has built a strong reputation of successfully automating the complex supply chains of Global 1000 companies as well as serving a range of mid-enterprise customers in a variety of industries.

The combination of E2open and Amber Road will allow customers to operate their entire end-to-end supply chain – from sourcing to manufacturing to trade management to logistics and distribution to omni-channel operations – from one place in the cloud.  Specifically, the addition of Amber Road’s solutions will extend E2open’s portfolio with:

•	Rich trade content information services to improve sourcing decisions and lower costs;
•	Integrated trade management solutions to automate import and export processes;
•	Extensive duty deferral and free trade agreement management solutions to improve margins;
•	Comprehensive sourcing solutions for brand companies in the apparel and footwear industries; and
•	A complementary network of global trade partners with customs filing capabilities.

“The combination of E2open’s supply chain and logistics technologies with Amber Road’s global trade management platform will also allow customers to more fully digitize their operations and better compete in global markets.  The deal will also deliver an excellent return for Amber Road’s shareholders, as the $13.05 price per share being paid by E2open represents roughly a 45% premium to Amber Road’s 90-day average closing price,” said James Preuninger, Chief Executive Officer of Amber Road.

Based on E2open’s and Amber Road’s prior integration experience with other companies, it is anticipated that customers will enjoy strengthened services and solutions offered by the combination.

“In joining forces we envision a solution suite with accelerated innovation to connect, streamline, and operate all aspects of global sourcing, manufacturing, logistics, distribution, trade and compliance, resulting in immediate benefits for all stakeholders.  Using a combination of enterprise-class software, intelligent trade content, and a global trade network, Amber Road has transformed the manner in which companies manage global trade and established itself as the thought leader in this space,” said Michael Farlekas, President and Chief Executive Officer of E2open. “We believe combining Amber Road’s advanced trade management and supply chain capabilities with E2open’s end-to-end networked supply chain solutions will further improve margins, lower risks and drive operational flexibility and efficiency for our customers.”

KeyBanc Capital Markets Inc. is acting as exclusive financial advisor to Amber Road Inc. in a thorough and comprehensive evaluation of several strategic opportunities.  Dentons US LLP is acting as Amber Road's legal counsel. Credit Suisse and Lazard are serving as financial advisors to E2open, and Willkie Farr & Gallagher LLP is serving as legal counsel.

Additional details about the definitive agreement will be contained in a Current Report on Form 8-K to be filed by Amber Road with the U.S. Securities and Exchange Commission (the “SEC”).

About E2open
At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from customers, distribution channels, suppliers, contract manufacturers and logistics partners, our collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply and logistics ecosystems. E2open is changing everything. Demand. Supply. Delivered. Visit www.e2open.com.

E2open, the E2open logo and Harmony are registered trademarks of E2open, LLC. All other trademarks, registered trademarks and service marks are the property of their respective owners.

About Amber Road
Amber Road’s (NYSE: AMBR) mission is to dramatically transform the way companies conduct global trade. As a leading provider of cloud-based global trade management (GTM) software, trade content and training, Amber Road helps companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk. Amber Road creates a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies. Amber Road replaces manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management. Amber Road provides rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade.

Additional Information and Where to Find It

The Offer for the outstanding shares of the Company referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the Offer materials that Parent and Purchaser will file with the SEC upon commencement of the Offer. At the time the Offer is commenced, Parent and Purchaser will file Offer materials on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company at no expense to them. The Offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.  In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC. The Company’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.   The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the Merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement , including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for the quarterly period ended March 31, 2019, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed by Purchaser and Parent. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

Contacts

E2open
Sales and Customer Information:
Diane Mitchell | VP, Marketing | E2open | Diane.Mitchell@e2open.com | 512-735-5692

Media Contact:
WE Communications for E2open | e2open@we-worldwide.com | 512-527-7029

Amber Road

Investor Relations Contact: Staci Mortenson, ICR 201-806-3663 InvestorRelations@AmberRoad.com
Media Contacts:
Phil Denning, ICR
646-277-1258
Phil.Denning@ICRinc.com

Annika Helmrich, Amber Road, US & Canada
201-806-3656
AnnikaHelmrich@AmberRoad.com

Martijn van Gils, Amber Road, Europe & Asia
+31 858769534
MartijnvanGils@AmberRoad.com

4